    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2001


                                                      REGISTRATION NO. 333-54350

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             GILEAD SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                    94-3047598
     (State or other jurisdiction of incorporation or                   (I.R.S. Employer Identification No.)
                       organization)

                               333 LAKESIDE DRIVE
                             FOSTER CITY, CA 94404
                                 (650) 574-3000
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)
                         ------------------------------

                                 MARK L. PERRY
                      EXECUTIVE VICE PRESIDENT, OPERATIONS
                             GILEAD SCIENCES, INC.
               333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA 94404
                                 (650) 574-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:

                   ROBERT L. JONES, ESQ.                                        GREGG H. ALTON, ESQ.
                    ANDREA VACHSS, ESQ.                                            GENERAL COUNSEL
                    COOLEY GODWARD LLP                                          GILEAD SCIENCES, INC.
                   FIVE PALO ALTO SQUARE                                         333 LAKESIDE DRIVE,
                    3000 EL CAMINO REAL                                     FOSTER CITY, CALIFORNIA 94404
                PALO ALTO, CALIFORNIA 94306                                        (650) 574-3000
                      (650) 843-5000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                AMOUNT TO BE     OFFERING PRICE          AGGREGATE          AMOUNT OF
TITLE OF CLASS OF SECURITIES TO BE REGISTERED    REGISTERED         PER UNIT          OFFERING PRICE     REGISTRATION FEE
5% Convertible Subordinated Notes due
  December 15, 2007..........................   $250,000,000         100%(1)          $250,000,000(1)      $62,500(2)
Common Stock, par value $0.001 per
  share(3)...................................   5,089,058(4)          --(5)                --(5)              --(5)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.

(2) Previously paid.


(3) Each share of the registrant's common stock being registered hereunder, if issued prior to the termination by the registrant of its preferred share rights agreement, includes Series A junior participating preferred stock purchase rights. Prior to the occurrence of certain events, the Series A junior participating preferred stock purchase rights will not be exercisable or evidenced separately from the registrant's common stock and have no value except as reflected in the market price of the shares to which they are attached.


(4) Represents the number of shares of common stock that are initially issuable upon conversion of the 5% Convertible Subordinated Notes due December 15, 2007 registered hereby. For purposes of estimating the number of shares of common stock to be included in each of the notes, the registrant calculated the number of shares issuable upon conversion of the notes based on a conversion price of $49.125 per share of common stock, which amount has been adjusted in accordance with the terms of the Notes to give effect to a stock split, by means of a stock dividend, as of the record date for the dividend. The dividend will be paid on February 21, 2001. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the notes, as this amount may be adjusted thereafter as a result of stock splits, stock dividends and antidilution provisions.


(5) No additional consideration will be received for the common stock and, therefore, no registration fee is required pursuant to Rule 457(i).


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2001


PROSPECTUS

                             GILEAD SCIENCES, INC.

                                  $250,000,000

          5% CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 15, 2007 AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                             ---------------------

    This prospectus covers resales by selling securityholders of our 5% Convertible Subordinated Notes due December 15, 2007 and shares of our common stock into which the notes are convertible.


    On February 2, 2001, we authorized a two-for-one stock split, by means of a stock dividend, payable on February 21, 2001 to stockholders of record on February 2, 2001.



    The holders of the notes may convert the notes into shares of our common stock at any time at a conversion price of $49.125 per share, which reflects an adjustment as of the record date to give effect to the stock split. The conversion price is subject to further adjustment in specified events. We may redeem the notes, in whole or in part, at any time on or after December 20, 2003 at the redemption prices set forth in the section entitled "Description of the Notes--Optional Redemption by Gilead."


    In the event of a change of control, each holder of the notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued and unpaid interest. We may repurchase the notes for cash or common stock, at our option.

    The notes are general, unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness. See "Description of the Notes--Subordination of the Notes."

    Prior to this offering, the notes have been eligible for trading on the PORTAL Market of the Nasdaq Stock Market. Notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market.


    Our common stock currently trades on the Nasdaq National Market under the symbol "GILD." The last reported sale price on February 6, 2001 was $65.88 per share. You should be aware that this price has not been adjusted to give effect to the stock split.


    SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
    COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
       UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 2001

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
SUMMARY.....................................................      3

RISK FACTORS................................................      6

RATIO OF EARNINGS TO FIXED CHARGES..........................     16

FORWARD-LOOKING STATEMENTS..................................     16

USE OF PROCEEDS.............................................     16

WHERE YOU CAN FIND MORE INFORMATION.........................     17

DESCRIPTION OF THE NOTES....................................     19

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....     32

SELLING SECURITYHOLDERS.....................................     39

PLAN OF DISTRIBUTION........................................     42

LEGAL MATTERS...............................................     43

INDEPENDENT AUDITORS........................................     43

                                    SUMMARY

    THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. TO FULLY UNDERSTAND THIS OFFERING AND ITS CONSEQUENCES TO YOU, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE INTO THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. IN THIS PROSPECTUS WE REFER TO GILEAD SCIENCES, INC. AND ITS SUBSIDIARIES AS "GILEAD," "WE," "OUR" AND "US."

                                GILEAD SCIENCES

    Gilead is an independent bio-pharmaceutical company dedicated to discovering, developing, manufacturing and commercializing proprietary therapeutics for antiviral, anti-infective and oncology applications. We currently derive revenue from four marketed products, and we have three products in clinical development. We are adding to our existing portfolio of compounds through internal discovery and an active product acquisition and in-licensing strategy. Our internal discovery activities include identification of new molecular targets, target screening and medicinal chemistry. We also have expertise in liposomal drug delivery technology that we use to develop drugs that are safer, easier for patients to tolerate and more effective. We have expanded our business and intend to continue to expand through acquisition activities.

    We have four products that are currently marketed in the U.S. and various other countries worldwide.

    - AmBisome-Registered Trademark- is sold in 42 countries to treat and prevent life-threatening fungal infections. We co-promote AmBisome in the U.S. with Fujisawa Healthcare, Inc.

    - Tamiflu-TM- is sold to treat influenza and recently received FDA approval for the prevention of influenza. Our corporate partner, Hoffmann-La Roche, sells Tamiflu-TM- in 30 countries. Roche has also recently received FDA approval of Tamiflu to treat children and has received approval of Tamiflu to treat adults in Japan.

    - VISTIDE-Registered Trademark- is sold in 23 countries for the treatment of CMV retinitis in AIDS patients.

    - DaunoXome-Registered Trademark- is sold in 23 countries for the treatment of AIDS-related Kaposi's sarcoma.

    We have a sales force of 30 in the U.S. who promote AmBisome, VISTIDE and DaunoXome, and 85 in Europe and Australia who promote AmBisome and DaunoXome. We also have corporate partners and distributors promoting our products in 35 countries.

    We believe that our most advanced clinical candidate, tenofovir DF, a once-daily pill taken as part of combination therapy to treat HIV infection, could address a significant unmet medical need. Our recent Phase II trial demonstrated tenofovir DF's ability to reduce detectable levels of the virus in the blood stream, or viral load, in heavily pretreated HIV patients without the patients developing resistance to other available therapies. The FDA recently granted tenofovir DF fast-track review status. We are gathering data from ongoing trials and anticipate filing for approval of tenofovir DF in the U.S. and Europe in mid-2001. We have retained all commercial rights to tenofovir DF and, if we receive marketing approval, will promote it through our U.S. and European sales forces.

    We are studying adefovir dipivoxil in two Phase III trials for the treatment of hepatitis B virus infection, or HBV. We believe that adefovir dipivoxil has the potential to address many of the limitations of current therapies, most notably drug resistance associated with long-term therapy. We are conducting a Phase II trial for NX 211 in relapsed ovarian cancer and recently initiated a Phase II trial in recurrent small cell lung cancer. We plan to initiate additional studies of NX 211 in various other tumor types.

    Our principal executive offices are located at 333 Lakeside Drive, Foster City, CA 94404. Our telephone number is (650) 574-3000.

                              RECENT DEVELOPMENTS

REGULATORY DEVELOPMENTS

    In December 2000, Roche received FDA marketing approval for Tamiflu for the treatment of influenza in children 1 year and older.

    Also in December 2000, Roche received regulatory approval to market Tamiflu in Japan for the treatment of influenza in adults.

    In November 2000, Roche received FDA marketing approval for Tamiflu for the prevention of influenza. In addition to the treatment indication, Tamiflu is now available in the U.S. for flu prevention in adults and adolescents 13 years and older in the U.S.

    Also in November 2000, the FDA granted tenofovir DF fast-track review status. This means that we can file data with the FDA as it becomes available and that the FDA may grant us priority review of our new drug application, or NDA. If the FDA grants tenofovir DF priority review, they will review the NDA within six months after submission.

CLINICAL TRIALS

    In December 2000, we began a Phase II trial of NX 211 for the treatment of patients with recurrent small cell lung cancer.

    In November 2000, we began a Phase II trial of NX 211 for the treatment of patients with relapsed ovarian cancer.

    In October 2000, an investigator announced preliminary data from an ongoing open-label pilot study of adefovir dipivoxil for the treatment of patients co-infected with HIV and chronic HBV, indicating that a 10 mg pill taken once daily resulted in a significant decrease in HBV viral load.

COMMERCIAL RIGHTS


    In January 2001, we entered into a license agreement with Cubist Pharmaceuticals, Inc. for the exclusive rights to commercialize Cubist's investigational antibacterial drug Cidecin-TM- in 16 European countries following regulatory approval.


    Also in January 2001, we announced modification of the terms of our license agreement for NX 211 with GlaxoSmithKline. GlaxoSmithKline waved its right to participate in the commercialization of NX211 and its right to receive royalties in exchange for our agreement to increase the milestone payments upon regulatory approvals.


    In December 2000, we acquired worldwide development and marketing rights to two investigational anti-cancer compounds, one from Southern Research Institute and one from GlaxoSmithKline.


CORPORATE MATTERS


    On February 2, 2001, we authorized a two-for-one stock split, by means of a stock dividend payable on February 21, 2001 to stockholders of record on February 2, 2001. Except as otherwise noted, all share and per share amounts in this prospectus, including the conversion price of the Notes, have been adjusted to give effect to the stock split.



    In January 2001, James M. Denny was elected Chairman of our Board, replacing Donald H. Rumsfeld, who resigned to serve as Secretary of Defense for the Bush Administration.


    In December 2000, we sold $250 million of 5% convertible subordinated notes through a Rule 144A offering to qualified institutional buyers.

                                   THE NOTES


Maturity..................................  The notes will mature on December 15, 2007.

Interest..................................  We will pay interest at 5% per annum on the principal amount of the notes, on June 15 and December 15 of each
                                            year, beginning on June 15, 2001. The first interest
                                            payment will include interest from December 18, 2000.

Conversion................................  You may convert the notes into shares of our common stock at any time before the notes mature unless we have
                                            redeemed or repurchased the notes. The conversion price
                                            is $49.125 per share. We will adjust the conversion
                                            price each time we take various corporate actions
                                            specified in the indenture governing the notes. See
                                            "Description of Notes--Conversion of Notes."

Subordination.............................  The notes are subordinated to all of our existing and future senior indebtedness and are subordinated to all
                                            of the indebtedness and other liabilities of our
                                            subsidiaries. As of December 31, 2000, we had
                                            approximately $5.3 million of indebtedness outstanding
                                            that would have constituted senior indebtedness. We and
                                            our subsidiaries may incur additional senior debt. See
                                            "Description of the Notes--Subordination of the Notes."

Optional Redemption.......................  We may redeem all or a portion of the notes on or after
                                            December 20, 2003 at the redemption prices listed in
                                            this prospectus under "Description of Notes--Optional
                                            Redemption by Gilead," plus accrued and unpaid interest.

Repurchase at Holder's Option.............  You may require us to repurchase your notes upon a change of control event or if our common stock is not
                                            publicly traded, in cash, or, at our option, in shares
                                            of our common stock, at 100% of the principal amount of
                                            the notes, plus accrued and unpaid interest. See
                                            "Description of the Notes--Repurchase at Option of
                                            Holders."

Use of Proceeds...........................  We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this
                                            prospectus. See "Selling Securityholders."

                                  RISK FACTORS

    OUR BUSINESS FACES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE PURCHASING OUR SECURITIES. THESE RISKS MAY NOT BE THE ONLY RISKS WE FACE. ADDITIONAL RISKS THAT WE DO NOT YET KNOW OF OR THAT WE CURRENTLY THINK ARE IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS. YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS.

                         RISKS RELATED TO OUR BUSINESS

ANY SIGNIFICANT REDUCTION IN AMBISOME SALES WOULD SIGNIFICANTLY REDUCE OUR OPERATING INCOME, AND COULD REQUIRE US TO SCALE BACK OUR MANUFACTURING OPERATIONS AND REDUCE OUR SALES FORCE.

    AmBisome sales for the years ended December 31, 1999 and 2000 were approximately $129 million, or 76%, and $141 million, or 72%, of our total revenues. We expect that revenues from sales of AmBisome will continue to constitute a substantial majority of our total product revenues at least through 2001.


    Accordingly, for the foreseeable future, we expect that we will continue to rely on sales of AmBisome to support our existing manufacturing and sales infrastructure and to provide operating income to offset a significant portion of our administrative, research and development expenditures. Any significant reduction in sales of AmBisome, whether as a result of the introduction of competitive products or otherwise, would hurt our business, and we would have to scale back our manufacturing operations and reduce our sales force. There are several products on the market that compete with AmBisome and are generally priced lower than AmBisome. There are other competitive products in late stage clinical development by major pharmaceutical companies, including voriconazole from Pfizer, that will, if approved, be significant competition for AmBisome. Another competitive product, caspofungin from Merck, recently received marketing approval from the FDA.


TAMIFLU IS A NEW DRUG, AND IT MAY NOT GAIN SIGNIFICANT MARKET ACCEPTANCE.

    Most people who become infected with the flu use over-the-counter drugs to treat the flu symptoms, and rely on their immune system to fight the infection. Tamiflu is in a new class of prescription drugs designed to prevent and treat the flu. Patients may be reluctant to visit a physician or seek a prescription drug for the flu, physicians may be reluctant to prescribe a flu drug and government reimbursers and private insurance companies may refuse to pay for an anti-flu drug. In order for Tamiflu to be successful, our marketing partner Hoffmann-La Roche will need to increase awareness and acceptance of this new approach to preventing and treating the flu. The 1999-2000 flu season was the first flu season that Tamiflu was commercially available. It is too early to determine if Tamiflu will achieve significant market acceptance.

WE HAVE A HISTORY OF LOSSES, EXPECT TO OPERATE AT A LOSS FOR THE FORESEEABLE FUTURE AND MAY NEVER BE PROFITABLE.

    We have never been profitable on a full-year basis. We may never become profitable. At December 31, 2000, our accumulated deficit was approximately
$506 million. Our losses have resulted principally from expenses associated with our research and development programs and, to a lesser extent, from sales, general and administrative expenses. Our product sales and royalty revenues are derived from sales of AmBisome, VISTIDE and DaunoXome and royalty arrangements related to Tamiflu, AmBisome and VISTIDE.

WE DEVELOP DRUGS TO TREAT HIV AND AIDS AND RELATED CONDITIONS, AND THEREFORE CHANGES IN THE REGULATORY AND COMMERCIAL ENVIRONMENT FOR HIV AND AIDS THERAPIES COULD HARM OUR BUSINESS.

    Several of our products and products in development address HIV and AIDS or related conditions. These products include VISTIDE for CMV retinitis, tenofovir DF for HIV and AIDS, and DaunoXome for HIV-associated Kaposi's sarcoma. We develop those products based upon current policy and the current marketplace for HIV and AIDS therapies, as well as our prediction of future policy and the future marketplace for these therapies. Our business is subject to substantial risk because these policies and markets change quickly and unpredictably and in ways that could impair our ability to obtain regulatory approval and commercial acceptance of these products.

OUR OPERATIONS DEPEND ON COMPLIANCE WITH COMPLEX FDA AND COMPARABLE INTERNATIONAL REGULATIONS. FAILURE TO OBTAIN BROAD APPROVALS ON A TIMELY BASIS OR TO ACHIEVE CONTINUED COMPLIANCE COULD DELAY COMMERCIALIZATION OF OUR PRODUCTS.

    The products that we will develop and sell must be approved and will be subject to extensive regulation by the FDA and comparable agencies in other countries. We are continuing clinical trials for AmBisome for currently approved and additional uses. We are also conducting clinical trials for three other products: tenofovir DF, adefovir dipivoxil and NX 211. We anticipate that we will conduct a variety of clinical trials and file for marketing approval of additional products over the next several years. These products may fail to receive marketing approval on a timely basis, or at all. We also cannot be certain that we will file an NDA for tenofovir DF in mid-year 2001, or at all, as unexpected results of ongoing clinical trials or unexpected requests from the FDA for additional data could delay or prevent that filing. In addition, tenofovir DF may not be granted priority review by the FDA, which means that any NDA would not be reviewed within 6 months of submission. In addition, these products may receive marketing approvals that place limitations on their uses. These failures, delays or limitations, as well as other regulatory changes, actions and recalls, could delay commercialization of any products and adversely affect our results of operations.

    In addition, even after our products are marketed, the products and their manufacturers are subject to continual review. Later discovery of previously unknown problems with our products, our own manufacturing or the production by third-party manufacturers may result in restrictions on our products or the manufacture of our products, including withdrawal of the products from the market. If we fail to comply with applicable regulatory requirements, we could be subject to penalties including fines, suspensions of regulatory approvals, product recalls, seizure of products and criminal prosecution.

RESULTS OF CLINICAL TRIALS AND APPROVAL OF PRODUCTS ARE UNCERTAIN, AND WE MAY BE DELAYED IN OR PROHIBITED FROM SELLING OUR PRODUCTS.

    We have a number of potential products that have reached the development stage. These potential products include tenofovir DF, adefovir dipivoxil and NX 211. We will be required to demonstrate the safety and effectiveness of these and any other products we develop in each intended use through extensive preclinical studies and clinical trials in order to obtain regulatory approval of these products. The results from preclinical and early clinical studies do not always accurately predict results in later, large-scale clinical trials for several reasons, including:

    - preliminary results may not be indicative of effectiveness;

    - further clinical trials may not achieve the desired result; and

    - further clinical trials may reveal unduly harmful side effects or may show the drugs to be less effective than other drugs or delivery systems for the desired indications.

    Even successfully completed large-scale clinical trials may not result in marketable products for several reasons, including:

    - the potential products are not shown to be safe and effective;

    - regulatory authorities disagree with the results or design of our studies and trials; or

    - the potential products are too difficult to develop into commercially viable products.

    In November 1999, an FDA Advisory Committee recommended against approval of our application to approve a 60 mg dose of adefovir dipivoxil to treat HIV. Kidney toxicity associated with this 60 mg dose, as well as a desire for additional data, were the major concerns of this committee. Following this recommendation, we were informed by the FDA that they would not approve our application unless we obtained additional data that satisfied the concerns raised by this committee. Based on these discussions, we terminated our development of adefovir dipivoxil for the treatment of AIDS. We are using 10 and 30 mg doses of adefovir dipivoxil in our Phase III clinical trials of adefovir dipivoxil for HBV. We believe that these lower doses will not result in the kidney toxicity experienced with 60 mg and that adefovir dipivoxil can be effective in treating HBV at this lower dose. We cannot be certain, however, that these lower doses will be both safe enough and have sufficient treatment benefits to receive FDA approval. Tenofovir DF is in the same class of drugs as adefovir dipivoxil. While we have not yet experienced kidney toxicity in our clinical trials of tenofovir DF, the kidney toxicity in our clinical trials of adefovir dipivoxil for HIV did not arise until the later stages of our clinical trials. We cannot be certain that similar toxicity issues will not arise later in our clinical trials of tenofovir DF. A number of companies in our industry have suffered similar setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop additional marketable products.

DELAYS IN PATIENT ENROLLMENT FOR CLINICAL TRIALS COULD INCREASE COSTS AND DELAY REGULATORY APPROVALS.

    The rate of completion of our clinical trials will depend on the rate of patient enrollment. There will be substantial competition to enroll patients in clinical trials for our drugs in development. This competition has delayed our clinical trials in the past. In addition, recent improvements in existing drug therapy, particularly for HIV, HBV and certain cancers, may make it more difficult for us to enroll patients in our clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals.

OUR PRODUCT DEVELOPMENT EFFORTS MAY NOT YIELD MARKETABLE PRODUCTS DUE TO RESULTS OF STUDIES OR TRIALS, FAILURE TO ACHIEVE REGULATORY APPROVALS OR MARKET ACCEPTANCE, PROPRIETARY RIGHTS OF OTHERS OR MANUFACTURING ISSUES.

    Our success depends on our ability to successfully develop and obtain regulatory approval to market new pharmaceutical products. A significant portion of the research that we will conduct will involve new and unproven technologies. Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed.

    Our potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including:

    - lack of sufficient treatment benefit or unacceptable toxicity during preclinical studies or clinical trials;

    - failure to receive necessary regulatory approvals;

    - existence of proprietary rights of third parties; and

    - inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

MOST OF OUR PRODUCT SALES OCCUR OUTSIDE THE U.S., AND CURRENCY FLUCTUATIONS MAY IMPAIR OUR FINANCIAL RESULTS.

    A significant majority of our sales is denominated in foreign currencies. Increases in the value of the U.S. dollar against these foreign currencies in the past have reduced, and in the future may reduce, our U.S. dollar return on these sales and negatively impact our financial condition. We hedge with respect to foreign accounts receivable, but we do not hedge our exposure to the impact of fluctuating foreign exchange rates on forecasted sales. Foreign currency fluctuations will continue to affect our future results.

PRODUCT DEVELOPMENT EXPENSES CAN CAUSE OUR OPERATING EXPENSES TO FLUCTUATE FROM QUARTER TO QUARTER.

    The clinical trials required for regulatory approval of our products are extremely expensive. It is difficult to accurately predict or control the amount or timing of these expenses from quarter to quarter. Uneven and unexpected spending on these programs causes our operating results to fluctuate from quarter to quarter.

WE DEPEND ON RELATIONSHIPS WITH OTHER COMPANIES FOR RESEARCH FUNDING, CLINICAL DEVELOPMENT, SALES AND MARKETING PERFORMANCE AND REVENUES. FAILURE TO MAINTAIN THESE RELATIONSHIPS WOULD NEGATIVELY IMPACT OUR BUSINESS.

    We rely on a number of significant collaborative relationships with major pharmaceutical companies for our research funding, clinical development and/or sales and marketing performance. These include collaborations with Fujisawa USA Inc., GlaxoSmithKline, Hoffmann-La Roche, Pharmacia Corporation, EyeTech Pharmaceuticals, Inc., Sumitomo Pharmaceuticals Co. Inc. We also only rely on international distributors for sales of AmBisome in certain countries. In addition, we recently entered into a collaboration agreement with Cubist Pharmaceuticals, Inc. to commercialize Cubist's antibacterial drug Cidecin-TM-in several European countries following regulatory approval. Under this agreement, Cubist is reponsible for the clinical development of Cidecin-TM-. Accordingly, we will have no control over but will rely on Cubist's clinical trials for our regulatory filings for Cidecin-TM-. Reliance on collaborative relationships poses a number of risks, including:

    - we will not be able to control whether our corporate partners will devote sufficient resources to our programs or products;

    - disputes may arise in the future with respect to the ownership of rights to technology developed with corporate partners;

    - disagreements with corporate partners could lead to delays in or termination of the research, development or commercialization of product candidates, or result in litigation or arbitration;

    - contracts with our corporate partners may fail to provide significant protection or may fail to be effectively enforced if one of these partners fails to perform;

    - corporate partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue alternative technologies or products either on their own or in collaboration with our competitors;

    - corporate partners with marketing rights may choose to devote fewer resources to the marketing of our products than they do to products of their own development; and

    - risks related to the ability of our distributors and corporate partners to pay us.

    Given these risks, there is a great deal of uncertainty regarding the success of our current and future collaborative efforts. If these efforts fail, our product development or commercialization of new products could be delayed or revenue from existing products, including Tamiflu and AmBisome, could decline.

OUR RIGHTS TO MARKET AMBISOME IN THE U.S. AND CANADA ARE LIMITED BY AN AGREEMENT WITH FUJISAWA. FAILURE OF FUJISAWA TO EFFECTIVELY MARKET AMBISOME MAY REDUCE OUR REVENUES.

    Our rights to market AmBisome in the U.S. and Canada are subject to an agreement with Fujisawa. Under the terms of this agreement, we have sole marketing rights to AmBisome in all countries except the U.S. and Canada, but must pay royalties in connection with sales in most significant Asian markets, including Japan. We co-promote AmBisome with Fujisawa in the U.S. We manufacture AmBisome for sale in the U.S. and Canada and sell AmBisome to Fujisawa at cost in the U.S. and at cost plus a specified percentage in Canada. Fujisawa collects all revenues from AmBisome sales in the U.S. and pays us approximately 17% of net sales. The success of AmBisome in the U.S. will be dependent primarily on the efforts of Fujisawa, and in Canada the success of AmBisome will depend entirely on Fujisawa. If Fujisawa fails in its efforts, potential revenues from the sales of AmBisome may be substantially reduced.

FAILURE OF HOFFMANN-LA ROCHE TO EFFECTIVELY MARKET TAMIFLU WOULD REDUCE OUR POTENTIAL REVENUES.

    Hoffmann-La Roche has sole responsibility for promoting and selling Tamiflu on a worldwide basis and we have no control over their activities. Therefore, we are relying on the efforts of Hoffmann-La Roche for any revenues we receive from the sale of Tamiflu. If Hoffmann-La Roche does not dedicate sufficient resources to the promotion of Tamiflu, or if Hoffmann-La Roche fails in its marketing efforts, the royalties we receive from the sale of Tamiflu would decrease and we would be adversely affected.

INABILITY TO ESTABLISH FUTURE SUCCESSFUL COLLABORATIVE RELATIONSHIPS MAY IMPAIR OUR FINANCIAL RESULTS.

    We may seek future collaborative relationships with corporate partners to fund some of our research and development expenses and to develop and commercialize some of our, or their, potential products. Further, we anticipate that our revenues from collaborative agreements will continue to be affected by existing agreements, as well as by the timing of drug development programs of our corporate partners. We may not be able to negotiate acceptable collaborative arrangements in the future, and any arrangements we do negotiate may not be successful. If we fail to establish additional collaborative relationships, we will be required to undertake research, development, marketing and manufacturing of our proposed products at our own expense.

OUR EXISTING PRODUCTS AND PRODUCTS UNDER DEVELOPMENT MAY NOT BE ACCEPTED BY PHYSICIANS, INSURERS AND PATIENTS.

    Many of our products in development, if approved for marketing, would have no established market. The ability of these products to achieve and sustain market acceptance will depend on the receipt and scope of regulatory approvals and whether or not government authorities and managed care organizations will adequately reimburse patients who use these products.

    In addition, we need to convince the medical and patient advocacy community of:

    - the effectiveness of these products in treating disease;

    - the safety of these products when administered to patients; and

    - the advantages of these products over competitive products.

    Physicians, patients, patient advocates, payors and the medical community in general may not accept and use any products that we may develop. If our products are not accepted, our results of operations will suffer.

MANY OTHER COMPANIES ARE TARGETING THE SAME DISEASES AND CONDITIONS AS WE ARE. COMPETITIVE PRODUCTS FROM OTHER COMPANIES COULD SIGNIFICANTLY REDUCE THE MARKET ACCEPTANCE OF OUR PRODUCTS.

    Our products and development programs target a number of diseases and conditions, including viral infections, fungal infections, bacterial infections and cancer. There are many commercially available products for these diseases. Certain of these products are well-established therapies and have generated substantial sales. In addition, a large number of companies and institutions are conducting well-funded research and development activities directed at developing treatments for these diseases. Products currently on the market and those under development by our competitors could make our technology and products obsolete or noncompetitive. We expect that competition for the treatment of these diseases will increase in the future as new products enter the market and advanced technologies become available. We will also be competing to license or acquire technology from other companies.

    Most of our competitors and potential competitors have substantially greater resources than we do. Those resources include superior product development capabilities and financial, scientific, manufacturing, marketing, managerial and human resources. These competitors may achieve superior patent protection, obtain key technology, receive regulatory approval or achieve product commercialization earlier than us.

THE SIGNIFICANTLY GREATER RESOURCES OF THE MARKETING ORGANIZATIONS OF LARGE PHARMACEUTICAL COMPANIES COULD HINDER OUR ABILITY TO COMPETE SUCCESSFULLY.

    Our products compete, and the products we may develop are likely to compete, with products of other companies that currently have extensive and well-funded marketing and sales operations. Because these companies are capable of devoting significantly greater resources to their marketing efforts, our marketing or sales efforts may not compete successfully against the efforts of these other companies.

OUR EXISTING PRODUCTS ARE SUBJECT TO REIMBURSEMENT FROM GOVERNMENT AGENCIES AND OTHER THIRD PARTIES. PHARMACEUTICAL PRICING AND REIMBURSEMENT PRESSURES MAY REDUCE PROFITABILITY.

    Successful commercialization of our products depends, in part, on the availability of governmental and third party payor reimbursement for the cost of such products and related treatments. Government health administration authorities, private health insurers and other organizations generally provide reimbursement. Government authorities and third-party payors increasingly are challenging the price of medical products and services, particularly for innovative new products and therapies. This has resulted in lower average sales prices. For example, a majority of our sales of AmBisome, VISTIDE and DaunoXome are subject to reimbursement by government agencies, resulting in significant discounts from list price and rebate obligations. If Tamiflu is approved for sale in Europe, its success will also depend largely on obtaining government reimbursement in Europe because in many European countries, including the United Kingdom and France, patients are reluctant to pay for prescription drugs out of their own pockets. We also expect that several of our products in development, particularly for HIV indications, will have a similar reimbursement profile if they receive regulatory approval. Even if reimbursement is available, reimbursement policies may adversely affect our ability to sell our products on a profitable basis.

    In addition, in many international markets, governments control the prices of prescription pharmaceuticals. In these markets, once marketing approval is received, pricing negotiation can take another six to twelve months or longer. Product sales, attempts to gain market share or introductory pricing programs of our competitors could require us to lower our prices in these countries, which could adversely affect our results of operations.

WE MAY NOT BE ABLE TO OBTAIN EFFECTIVE PATENTS TO PROTECT OUR TECHNOLOGIES FROM USE BY COMPETITORS, AND PATENTS OF OTHER COMPANIES COULD REQUIRE US TO STOP USING OR PAY FOR THE USE OF REQUIRED TECHNOLOGY.

    Our success will depend to a significant degree on our ability to:

    - obtain patents and licenses to patent rights;

    - preserve trade secrets; and

    - operate without infringing on the proprietary rights of others.

    We have rights to U.S. and foreign issued patents and have filed and will continue to file patent applications in the U.S. and abroad relating to our technologies. There is a risk, however, that patents may not issue from any of these applications or that the patents will not be sufficient to protect our technology. Patent applications in the U.S. are confidential until a patent is granted. As a result, we would not know if our competitors filed patent applications for technology covered by our pending applications. We also cannot be certain that we were the first to invent the technology that is the subject of our patent applications. Competitors may have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with our patents.

    We do not have patent filings covering adefovir dipivoxil in China or in certain other Asian countries, although we do have applications pending in various Asian countries, including China, which relate to various forms and formulations of adefovir dipivoxil. Asia is a major market for HBV therapies, one of the potential indications for adefovir dipivoxil. We may obtain patents for certain products many years before marketing approval is obtained for those products. Because patents have a limited life, which may begin to run prior to commercial sale, the commercial value of the product may be limited.

    Our competitors may file patent applications covering our technology. If so, we may have to participate in interference proceedings or litigation to determine the right to a patent. Litigation and interference proceedings are expensive even if successful.

    Our success depends in large part on our ability to operate without infringing upon the patents or other proprietary rights of third parties. If we infringe patents of others, we may be prevented from commercializing products or may be required to obtain licenses from these third parties. We cannot be certain that we would be able to obtain alternative technologies or any required license. Even if we were to obtain such technologies or licenses, we cannot be certain that the terms would be reasonable. If we fail to obtain such licenses or alternative technologies, we may be unable to develop some or all of our products.

    For example, we may decide to use an assay method in our drug screening programs. ICT Pharmaceuticals has patents that may cover parts of this program. ICT Pharmaceuticals has offered us a non-exclusive license under these patents as part of an industry-wide licensing program. If it is determined that we need these patents for this program, we would need to obtain this license or develop or acquire alternative technologies for this program. We cannot be certain that we would be able to obtain this license on reasonable terms or that alternative technologies could serve our needs for future drug development. In addition, Ohio State holds a patent that we may need to develop and commercialize NX 211. Ohio State University has offered us a non-exclusive license under this patent, and we have entered into an option with Ohio State University to enter into this license. Should we elect to enter into an agreement with Ohio State University under this option, we will be required to pay fees and a product royalty on NX 211.

    In addition, we use significant proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of our production and other technologies. Our trade secrets may become known or independently discovered by our competitors.

MANUFACTURING PROBLEMS COULD DELAY PRODUCT SHIPMENTS AND REGULATORY APPROVALS.

    For VISTIDE, adefovir dipivoxil and tenofovir DF, we rely on third parties for the manufacture of bulk drug substance and final drug product for clinical and commercial purposes. Hoffmann-La Roche is responsible for manufacturing Tamiflu and if they encounter problems in this process, our revenues from the sales of Tamiflu could decrease. We depend on these third parties to perform their obligations effectively and on a timely basis. If these third parties fail to perform as required, our clinical trials or submission of products for regulatory approval may be delayed. These delays could impair our ability to deliver commercial products on a timely basis and could impair our competitive position.

    We manufacture AmBisome and DaunoXome at our facilities in San Dimas, California. Our only formulation and manufacturing facilities are in San Dimas, California; although we own a manufacturing facility in Ireland that performs certain quality control testing, labeling and packaging, and we use third parties to fill and freeze dry certain batches of product as alternate contract suppliers. In the event of a natural disaster, including an earthquake, equipment failure, strike or other difficulty, we may be unable to replace this manufacturing capacity in a timely manner and would be unable to manufacture AmBisome and DaunoXome to meet market needs.

WE MAY NOT BE ABLE TO OBTAIN MATERIALS NECESSARY TO MANUFACTURE OUR PRODUCTS.

    Many of the materials that we utilize in our operations are made at only one facility. For example, we depend on single suppliers for high quality amphotericin B, daunorubicin HCl and high quality cholesterol, each of which is used in the manufacture of our liposome products. Because the suppliers of key components and materials must be named in the new drug application filed with the FDA for a product, significant delays can occur if the qualification of a new supplier is required. If supplies from our suppliers were interrupted for any reason, we could be unable to ship AmBisome, VISTIDE or DaunoXome, or supply any of our products in development for clinical trials.

WE HAVE LIMITED EXPERIENCE IN MANUFACTURING PRODUCTS AND MAY NOT BE ABLE TO DEVELOP ADEQUATE MANUFACTURING CAPACITY.

    For some of our potential products, we will need to develop further our production technologies for use on a larger scale in order to conduct clinical trials and produce such products for commercial sale at an acceptable cost. We cannot be certain that we will be able to implement any of these developments successfully.

    The manufacturing process for pharmaceutical products is highly regulated, and regulators may shut down manufacturing facilities that they believe do not comply with regulations. The FDA's current Good Manufacturing Practices are extensive regulations governing manufacturing processes, stability testing, record-keeping and quality standards. In addition, our manufacturing operations are subject to routine inspections by regulatory agencies and similar regulations are in effect in other countries.

OUR BUSINESS MAY GIVE RISE TO PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE OR INDEMNITY AGREEMENTS.

    The testing, manufacturing, marketing and use of AmBisome, VISTIDE and DaunoXome, as well as products in development, involve substantial risk of product liability claims. These claims may be made directly by consumers, healthcare providers, pharmaceutical companies or others. A successful product liability claim against us could require us to pay substantial amounts, which could impair our financial condition and our ability to clinically test and to market our products.

    Additionally, we are required by governmental regulations to test our products even after they have been sold and used by patients. As a result of such tests, we may be required to, or may determine that, we should recall products already in the market. Subsequent testing and product recalls may increase our potential exposure to product liability claims.

OUR USE OF HAZARDOUS MATERIALS, CHEMICALS, VIRUSES AND RADIOACTIVE COMPOUNDS EXPOSES US TO POTENTIAL LIABILITIES.

    Our research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines.

                           RISKS RELATED TO THE NOTES

OUR INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH
FLOW.

    Our ability to make payments on and to refinance our debt, including the notes, will depend on our ability to generate sufficient cash. Currently, we have only four products that have been approved for commercial sale. During each of the last five years through December 31, 2000, our cash flows were insufficient to cover our fixed charges and are likely to be insufficient to cover our fixed charges at least through 2001. Our ability to generate sufficient revenues will depend on increasing sales of these products and the results of our research and development efforts and other factors, including general economic, financial, competitive, legislative and regulatory conditions, some of which are beyond our control.

    The indenture does not limit our ability to incur additional indebtedness in the future. If new indebtedness is incurred, the related risks that we now face could intensify. Our ability to make required payments on the notes and to satisfy any other debt obligations will depend upon our future operating performance and our ability to obtain additional debt or equity financing.

BECAUSE THE NOTES RANK BELOW OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS, OUR ASSETS MAY NOT BE AVAILABLE TO PAY OUR OBLIGATIONS ON THE NOTES UNTIL WE HAVE REPAID OUR SENIOR INDEBTEDNESS IN FULL.

    The notes are unsecured and subordinated in right of payment in full to all of our existing and future senior indebtedness. As a result, in the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full. As a result, after retiring our senior indebtedness, we may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. In addition, in the event of any acceleration of the notes because of an event of default, holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to holders of all senior indebtedness before the holders of the notes are entitled to receive any payment or distribution.

THE NOTES ARE NOT PROTECTED BY RESTRICTIVE COVENANTS.

    The indenture governing the notes does not contain any financial or operating covenants or restrictions on our ability to pay dividends, incur senior or other indebtedness or issue or repurchase securities. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Gilead except to the extent described under "Description of Notes--Repurchase at Option of Holders."

WE MAY BE REQUIRED TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL OR IF OUR COMMON STOCK IS NOT PUBLICLY TRADED.

    You may require us to repurchase all or any portion of your notes upon a change of control event or if our common stock is not publicly traded. We may not have sufficient funds to repurchase the notes at that time. We may elect, subject to certain conditions, to pay the repurchase price in common stock. Although there are currently no restrictions on our ability to pay the repurchase price, future debt agreements may prohibit us from repaying the repurchase price in either cash or common stock. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to do so or we could attempt to refinance the notes. If we were unable to obtain a consent or to refinance, we would be prohibited from repurchasing the notes, which would result in an event of default under the indenture and, in turn, an event of default under our other then-existing debt. In addition, the occurrence itself of the event that triggers the repurchase may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

THE TRADING PRICE OF OUR SECURITIES COULD BE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND AN INVESTMENT IN OUR SECURITIES COULD SUFFER A DECLINE IN VALUE.

    The trading price of our common stock has been volatile, and the trading price for the notes and our common stock may be volatile in the future. Factors such as announcements of fluctuations in our or our competitors' operating results, changes in our prospects and market conditions for biotechnology stocks in general could have a significant impact on the future trading prices of our common stock and the notes. In particular, the trading price of the common stock of many biotechnology companies, including us, has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose stocks were affected. Some of the factors that may cause volatility in the price of our securities include:

    - clinical trial results and regulatory developments;

    - quarterly variations in results;

    - business and product market cycles;

    - fluctuations in customer requirements;

    - the availability and utilization of manufacturing capacity;

    - the timing of new product introductions; and

    - the ability to develop and implement new technologies.

    The price of our securities may also be affected by the estimates and projections of the investment community, general economic and market conditions, and the cost of operations in our product markets. While we cannot predict the individual effect that these factors may have on the price or our securities, these factors, either individually or in the aggregate, could result in significant variations in price during any given period of time.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

    The notes constitute a new issue of securities for which there is no established trading market. We cannot predict whether an active trading market for the notes will develop or be sustained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. If an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

    - prevailing interest rates and the markets for similar securities;

    - general economic conditions; and

    - our financial condition, historic financial performance and future prospects.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the nine months ended December 31, 1995, each of the last four years and for the nine months ended September 30, 2000 (in millions):

                                         NINE MONTHS                                                 NINE MONTHS
                                            ENDED               YEARS ENDED DECEMBER 31,                ENDED
                                        DECEMBER 31,    -----------------------------------------   SEPTEMBER 30,
                                           1995(1)        1996       1997       1998       1999          2000
                                        -------------   --------   --------   --------   --------   --------------
Ratio of earnings to fixed
  charges(2)..........................          --           --         --         --         --            --

------------------------


(1) In October 1995, we changed our fiscal year end from March 31 to December 31, effective with the nine months ended December 31, 1995.



(2) We had no earnings for each of the periods indicated above. Earnings were insufficient to cover fixed charges by $24.6 million for the nine months ended September 30, 2000 and $60.9, $42.8, $72.6, $44.7 and $59.1 million for the years ended December 31, 1999, 1998, 1997 and 1996 and for the nine months ended December 31, 1995. Earnings were also insufficient to cover fixed charges by $39.0 million for the year ended December 31, 2000.


                           FORWARD-LOOKING STATEMENTS

    Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "estimate," "predict," "potential," "continue," or the negative of such terms or other similar expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and in the documents incorporated by reference. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. See "Selling Securityholders."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. You can request copies of these documents by contacting the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may inspect copies of these materials at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

    We "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to another document we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus but before the end of any offering made under this prospectus:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

    - our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

    - our Current Reports on Form 8-K, dated October 21, 1999, December 11, 2000, December 13, 2000 and January 6, 2001; and

    - the description of our common stock contained in our registration statement on Form 8-A, filed on December 22, 1992.

CHANGE IN ACCOUNTING PRINCIPLE

    In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS." Among other things, SAB No. 101 describes the SEC Staff's position on the recognition of certain nonrefundable up-front fees received in connection with collaboration agreements. We have previously recognized nonrefundable technology access fees received in connection with collaboration agreements as revenue when received and when the technology had been transferred. Effective January 1, 2000, we changed our method of accounting for nonrefundable up-front technology access fees to recognize these fees as the related manufacturing obligation is fulfilled or on a straight-line basis over the term of the related research and development collaboration, manufacturing or supply arrangement, as appropriate, as this method best matches the effort provided. We believe the change in accounting principle is preferable based on guidance provided in SAB No. 101.


    Following our adoption of SAB No. 101 in the fourth quarter of 2000, the cumulative effect of the change in accounting principle will initially be recorded in the first quarter of 2000 as deferred revenue that will be recognized as revenue over the remaining term of the research and development, manufacturing or supply arrangements, as appropriate. For the year ended December 31, 2000, the impact of the change in accounting principle is to increase our net loss by $10.7 million, or $0.12 per share. This increase is comprised of a $13.7 million cumulative effect of the change as of January 1, 2000, net of $2.9 million of the related deferred revenue that was recognized as revenue during the year. The remainder of the related deferred revenue of $10.7 million will be recognized in 2001 through 2012.

    We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits, unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to: Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404, Attention: Susan Hubbard, Investor Relations,
(650) 574-3000.

                            ------------------------

    WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

    THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY NOTES OR SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                            DESCRIPTION OF THE NOTES

    We issued the notes under a document called the "indenture," which was dated as of December 18, 2000. The indenture is a contract between us and Chase Manhattan Bank and Trust Company, National Association, who is serving as trustee. New York law governs both the indenture and the notes.

    The following description of the terms is a summary. It summarizes only those portions of the indenture we believe are most important to your decision to invest in the notes. This section does not describe every aspect of the notes. The indenture, and not this summary, defines your rights as a holder of the notes. There may be other provisions in the indenture that are also important to you. You should read the indenture for a full description of the terms of the notes. We will provide a copy, at no charge, if you contact us. The indenture is also an exhibit to the registration statement of which this prospectus is a part. As used in this section, the words "we," "us," "our" or "Gilead" refer to Gilead Sciences, Inc. and its successors under the indenture and do not include any current or future subsidiary of Gilead Sciences, Inc.

GENERAL

    The notes are unsecured general obligations of Gilead and are subordinate in right of payment as described under "--Subordination of the Notes." The notes are convertible into our common stock as described under "--Conversion of the Notes." The notes are limited to $250,000,000 aggregate principal amount. We initially issued the notes only in denominations of $1,000 or in integral multiples of $1,000.

    The notes bear interest at the annual rate of 5.00%, as shown on the cover page of this prospectus from December 18, 2000, or from the most recent payment date to which interest has been paid or provided for. Interest is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2001, to record holders of the notes as of the preceding June 1 and December 1, except:

    - that the interest payable upon redemption or repurchase, unless the date of redemption or repurchase is an interest payment date, is payable to the person to whom principal is payable; and

    - as set forth in the next succeeding paragraph.

    If you convert the note, or portion of the note, into our common stock during the period from a record date for any interest payment date to that interest payment date, without including the record date and the payment date themselves, either:

    - if we call the note, or portion of the note, for redemption on a redemption date that occurs during that period, or repurchase on a repurchase date, as defined below, that occurs during that period, we are not be required to pay interest on that interest payment date in respect of any note, or portion of any note, that is so redeemed or repurchased; or

    - if otherwise, any note or portion of any note that is not called for redemption is submitted for conversion during that period must be accompanied by funds equal to the interest payable on that interest payment date on the principal amount so converted.

    See "--Conversion of the Notes."

    We will pay interest, at our option, either:

    - by check mailed to the address of the person entitled to the interest as it appears in the note register, provided that a holder of notes with an aggregate principal amount in excess of $10 million will, at the written election of the holder, filed on or before the relevant record date with the trustee, be paid by wire transfer in immediately available funds; or

    - by transfer to an account maintained by that person located in the United States.

    We will make payments to The Depository Trust Company, New York, New York, or DTC, by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

    The notes will mature on December 15, 2007 unless earlier converted, redeemed or repurchased as described below. The indenture does not contain any financial covenants or restrictions on our ability to pay dividends, incurrence senior or other indebtedness, or issue or repurchase securities. The indenture contains no covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change in control of Gilead except to the extent described below under "--Repurchase at Option of Holders."

CONVERSION OF THE NOTES


    You may, at any time prior to close of business on the business day prior to the date of repurchase, redemption or final maturity of the notes, as appropriate, convert the principal amount of any notes or portions of any notes, in denominations of $1,000 or integral multiples of $1,000, into our common stock, at the conversion price of $49.125, as set forth on the cover page of this prospectus. The conversion price is subject to adjustment as described below. Except as described below, you will not receive other payment or adjustment for accrued interest, or for any dividends on our common stock, upon conversion. If you convert any notes not called for redemption between a record date and the next interest payment date, those notes must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. We will not issue fractional shares of our common stock upon conversion of the notes. Instead, we will pay a cash adjustment based upon the market price of our common stock on the last trading day prior to the date of conversion. In the case of notes called for redemption or tendered for repurchase, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption or repurchase unless we default in the payment of the redemption or repurchase price. A note which you elected to be repurchased may be converted only if you withdraw your election to have the notes repurchased in accordance with the terms of the indenture before the close of business on the business day prior to the repurchase date.


    We will adjust the initial conversion price set forth on the cover page of this prospectus if we:

    (1) issue our common stock as a dividend or distribution on the common stock;

    (2) issue to all holders of common stock rights or warrants to purchase common stock;

    (3) subdivide or combine our common stock;

    (4) distribute to all holders of common stock capital stock, other than common stock, or evidences of indebtedness of Gilead or assets, including securities, but excluding those rights, warrants, dividends and distributions referred to above, paid in cash or distribution of rights to all holders of common stock pursuant to our stockholder rights plan;

    (5) pay a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions combined together with (A) all other all-cash distributions made within the preceding
12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in any tender offers by Gilead or any of its subsidiaries for common stock concluded within the preceding 12 months in respect for which no adjustment has been made, exceeds 10% of Gilead's market capitalization, being the product of the then current market price of our common stock multiplied by the number of shares of common stock then outstanding;

    (6) purchase common stock pursuant to a tender offer made by Gilead or any of its subsidiaries involving an aggregate consideration that, together with
(A) any cash and the fair market value of any other consideration payable in any other tender offer by Gilead or any of its subsidiaries for common stock expiring within the 12 months preceding such tender offer plus (B) the aggregate amount of any such all-cash distributions referred to in (5) above to all holders of common stock within the 12 months preceding the expiration of the tender offer for which no adjustment has been made, exceeds 10% of Gilead's market capitalization on the expiration of such tender offer; or

    (7) pay on tender offers or exchange offers by a third party other than Gilead or any of its subsidiaries if, as of the closing date of the offer, Gilead's board of directors does not recommend rejection of the offer. We will make this adjustment if a tender offer increases the person's ownership to more than 25% of Gilead's outstanding common stock and the payment per share is greater than the current market price of the common stock. We will not make this adjustment if the tender offer is a merger or transaction described below under "--Consolidation, Merger and Sale of Assets."

    In the case of:

    - any reclassification or change of the outstanding shares of the common stock, or

    - a consolidation, merger or combination involving Gilead or a sale or conveyance to another person of all or substantially all of the property and assets of Gilead, in each case as a result of which holders of common stock will be entitled to receive stock, other securities, other property or assets, including cash, with respect to or in exchange for all shares of common stock, then after this event you will generally be entitled to convert the notes into the kind and amount of shares of stock and other securities or other property or assets, including cash, which you would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had you converted the notes into our common stock immediately prior to that reclassification, change, consolidation, merger, combination, sale or conveyance assuming that you would not have exercised any rights of election as to the stock, other securities or other property or assets, including cash, receivable in connection with that transaction.

    If we make a taxable distribution to holders of common stock or in specified other circumstances requiring an adjustment to the conversion price, you may, in some circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In some other circumstances, the absence of an adjustment to the conversion price may result in a taxable dividend to the holders of common stock. See "United States Federal Income Tax Consequences."

    We may from time to time, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case we will give at least 15 days' notice of the reduction. We may, at our option, make reductions in the conversion price, in addition to those described above, as our board of directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as dividends or distributions of, or rights to acquire, stock for income tax purposes. See "United States Federal Income Tax Consequences."

    No adjustment in the conversion price is required unless that adjustment requires an increase or decrease of at least 1% in the conversion price then in effect; however, any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY GILEAD

    The notes are not entitled to any sinking fund. At any time on or after December 20, 2003, we may redeem the notes on at least 30 days' notice as a whole or, from time to time, in part at the following prices, expressed as a percentage of the principal amount, together with accrued interest to, but excluding, the date fixed for redemption:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
Beginning December 20, 2003 and ending on December 14,
  2004......................................................   102.857%
Beginning December 15, 2004 and ending on December 14,
  2005......................................................   102.143%
Beginning December 15, 2005 and ending on December 14,
  2006......................................................   101.429%
Beginning December 15, 2006 and ending on December 14,
  2007......................................................   100.714%

and 100% on December 15, 2007. Any accrued interest becoming due on the date fixed for redemption will be payable to the holders of record on the relevant record date of the notes being redeemed.

    If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS

    Within 15 days after a repurchase event, as described below, occurs, we are required to give notice of the repurchase event to the holders of notes. You have the right, at your option, to require us to repurchase all or any portion of your notes 40 days after the notice of repurchase event is mailed.

    The repurchase price will be 100% of the principal amount of the notes submitted for repurchase, plus accrued and unpaid interest to, but excluding, the repurchase date. If a repurchase date is an interest payment date, then the interest payable on that date will be paid to the holder of record on the preceding record date.

    At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in common stock, valued at 95% of the average of the closing prices for the five trading days immediately before and including the third trading day preceding the repurchase date. We may pay the repurchase price in shares of our common stock only if the following conditions are satisfied:

    - these shares have been registered under the Securities Act or are freely transferable without the registration;

    - the issuance of the common stock does not require registration with or approval of any governmental authority under any state law or any other federal law, which registration or approval has not been made or obtained;

    - these shares have been approved for quotation on the Nasdaq National Market or listing on a national securities exchange; and

    - these shares will be issued out of our authorized but unissued common stock and, upon issuance, will be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.

    A repurchase event will be considered to have occurred if:

    (1) our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States, or

    (2) one of the following "change in control" events occurs: any person or group is or becomes the beneficial owner of more than 50% of the voting power of our outstanding securities entitled to generally vote for directors; we are liquidated or dissolved; we consolidate with or merge into any other person or any other person merges into Gilead and, as a result, our outstanding common stock is changed or exchanged for other assets or securities unless our stockholders immediately before the transaction own, directly or indirectly, immediately following the transaction more than 50% of the combined voting power of the person resulting from the transaction in substantially the same proportion as their ownership of our voting stock immediately before the transaction; we convey, transfer or lease all or substantially all of our assets to any person other than our subsidiaries; or the continuing directors do not constitute a majority of our board of directors at any time.

    However, a change in control will not be deemed to have occurred if:

    - the last sale price of our common stock for any five trading days during the 10 trading days immediately before the change in control is equal to at least 105% of the conversion price, or

    - all of the consideration, excluding cash payments for fractional shares in the transaction constituting the change in control, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, and as a result of the transaction the notes become convertible solely into that common stock.

    The term "continuing director" means at any date a member of our board of directors:

    - who was a member of our board of directors on December 13, 2000; or

    - who was nominated or elected by at least a majority of the directors who were continuing directors at the time of the nomination or election or whose election to our board of directors was recommended by at least a majority of the directors who were continuing directors at the time of the nomination or election or by a nominating committee approved by our continuing directors.

Under the above definition of continuing director, if the current board of directors approved a new director or directors and then resigned, no change in control would occur.

    We are required to mail you a notice within 15 days after the occurrence of a repurchase event. The notice must describe, among other things, the repurchase event, your right to elect repurchase of the notes and the repurchase date. We must deliver a copy of the notice to the trustee and cause a copy, or a summary of the notice, to be published in a newspaper of general circulation in New York, New York. You may exercise your repurchase rights by delivering written notice to us and the trustee. The notice must be accompanied by the notes duly endorsed for transfer to Gilead. You must deliver the exercise notice on or before the close of business on the twenty-fifth calendar day after the repurchase notice is delivered.

    The interpretation of the phrase "all or substantially all" used in the definition of change in control would likely depend on the facts and circumstances existing at that time. As a result, there may be uncertainty as to whether or not a sale or transfer of "all or substantially all" assets has occurred.

    We may not have sufficient cash funds to repurchase the notes upon a repurchase event. We may elect, subject to certain conditions, to pay the repurchase price in common stock. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the repurchase price in either cash or common stock. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to do so or we could attempt to refinance the notes. If we were unable to obtain a consent or to refinance, we would be prohibited from repurchasing the notes, which would result in an event of default under the indenture and, in turn, an event of default under our other then-existing debt. In addition, the occurrence of the repurchase event may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

    The change in control feature may not necessarily afford you protection in the event of a highly leveraged transaction, a change in control or similar transactions involving Gilead. We could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our senior indebtedness or other debt. The indenture does not prohibited us from incurring senior indebtedness or other debt under the indenture. If we incur significant amounts of additional debt, this could have an adverse effect on our ability to make payments on the notes. In addition, our management could undertake leveraged transactions that could constitute a change in control. The board of directors does not have the right under the indenture to limit or waive the repurchase right in the event of these types of leveraged transaction.

    The requirement to repurchase notes upon a repurchase event could delay, defer or prevent a change of control. As a result, the repurchase right may discourage:

    - a merger, consolidation or tender offer;

    - the assumption of control by a holder of a large block of our shares; and

    - the removal of incumbent management.

    The repurchase feature was a result of negotiations between Gilead and the initial purchasers. The repurchase feature is not the result of any specific effort to accumulate shares of common stock or to obtain control of Gilead by means of a merger, tender offer or solicitation, or part of a plan by Gilead to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a change of control, although it is possible that we would decide to do so in the future.

    The Securities Exchange Act of 1934 and the rules thereunder require the distribution of specific types of information to securityholders in the event of issuer tender offers. These rules may apply in the event of a repurchase. We will comply with these rules to the extent applicable.

SUBORDINATION OF THE NOTES

    The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full in cash or other payment satisfactory to holders of existing and future senior indebtedness of all senior indebtedness. Upon any distribution of our assets, upon any dissolution, winding up, liquidation or reorganization, payments on the notes are subordinated in right of payment to the prior payment of senior indebtedness in full in cash or other payment satisfactory to holders of senior indebtedness.

    In the event of any acceleration of the notes because of an event of default, we must pay holders of any senior indebtedness all senior indebtedness in full, in cash or other payment satisfactory to them, before we can make any payment or distribution to you.

    We are required to promptly notify holders of designated senior indebtedness if payment of the notes is accelerated because of an event of default.

    As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and you may receive less, ratably, than our other creditors.

    We also may not make payment on the notes if:

    - a default in the payment of senior indebtedness occurs and is continuing beyond any grace period,

    - any other default occurs and is continuing with respect to designated senior indebtedness that permits holders or their representatives of designated senior indebtedness to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the indenture, or

    - any judicial proceeding shall be pending with respect to any payment default or non-payment default.

    We may and shall resume payments on the notes:

    - in case of a payment default, the date on which the default is cured or waived or ceases to exist, and

    - in case of a nonpayment default, the earlier of the date on which the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

    Any number of additional payment blockage periods may be commenced during an existing payment blockage period; PROVIDED, HOWEVER, that no additional payment blockage period shall extend beyond the initial payment blockage period. A payment blockage period will not extend beyond 179 days from the date the payment blockage notice relating to this period was given and there shall be a period of at least 181 consecutive days in each 360-day period when no payment blockage period is in effect. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

    The subordination provisions do not prevent the occurrence of any event of default under the notes.

    If the trustee, any paying agent or any holder receives any payment or distribution of assets in contravention of these subordination provisions before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then this payment or distribution will be held in trust for the holders of senior indebtedness to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

    You agree by your acceptance of notes to be bound by the subordination provisions in the indenture and authorize and expressly direct the trustee, on your behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the indenture and appoint the trustee your attorney-in-fact for this purpose.

DEFINITIONS

    "DESIGNATED SENIOR INDEBTEDNESS" means any senior indebtedness that expressly provides that it is "designated senior indebtedness."

    "INDEBTEDNESS" with respect to any person means:

    (1) all obligations for borrowed money, evidenced by a note, debenture, bond or written instrument, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet, all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and as a result guarantee a minimum residual value of the leased property to the lessor and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase such leased property, or in respect of letters of credit, local guarantees or bankers' acceptances;

    (2) all obligation of others of the type described in clause (1) above or clause (3), (4) or (5) below assumed by or guaranteed or in effect guaranteed by such person;

    (3) all obligations secured by a mortgage, pledge or similar arrangement encumbering property or assets;

    (4) all obligations under interest rate and currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; and

    (5) all obligations under deferrals or renewals of (1) through (4) above.

    "SENIOR INDEBTEDNESS" means the principal, premium, if any, and interest, including bankruptcy interest and fees, and rent payable on all our indebtedness, whether outstanding on the date of the indenture or later created, incurred, assumed, guaranteed or in effect guaranteed by us, including all renewals or extensions.

    However, senior indebtedness shall not include:

    - indebtedness evidenced by the notes,

    - indebtedness to any of our subsidiaries, except if it is pledged as security for any senior indebtedness,

    - our accounts payable to trade creditors arising in the ordinary course of business, and

    - any indebtedness that expressly provides that it shall not be senior in right of payment to, or on the same basis with, or is subordinated or junior to, the notes.

    As of December 31, 2000, we had approximately $5.3 million of indebtedness outstanding that would have constituted senior indebtedness. The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee. We are obligated to pay compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of the holders of the notes in respect to all funds collected and held by the trustee.

SATISFACTION AND DISCHARGE

    We may be discharged from our obligations on the notes if they mature within six months or will be redeemed within one year and we deposit with the trustee enough cash and/or U.S. government obligations to pay all the principal, premium, if any, and interest due to the stated maturity date or redemption date of the notes.

DEFEASANCE

    The indenture also contains a provision that permits us to elect:

    - to be discharged from all of our obligations, subject to limited exceptions, with respect to the notes then outstanding; and/or

    - to be released from our obligations under the covenants relating to the required offer to repurchase upon a repurchase event, maintenance of our corporate existence and reports to holders.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, premium, if any, and interest on the notes. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of the action. If we elect to be discharged from all of our obligations as outlined above in the first bullet point in this section, you will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

EXCHANGE AND TRANSFER

    Notes may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent that we designate. We will not impose a service charge for any transfer or exchange, but we may require you to pay any tax or other governmental charges associated with any transfer or exchange. In the event of any potential redemption of the notes, we are not required to:

    - issue, authenticate or register the transfer of or exchange any note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

    - register the transfer of or exchange any note selected for redemption, in whole or in part, except the unredeemed portion of notes being redeemed in part.

    We have initially appointed the trustee as the security registrar and transfer agent. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we are required to maintain a transfer agent in the place of payment for the notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

    - the successor, if any, is a U.S. or a District of Columbia corporation, limited liability company, partnership, trust or other business entity,

    - the successor assumes our obligations under the notes, the indenture and the registration rights agreement,

    - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

    - certain other conditions are met.

EVENTS OF DEFAULT

    The indenture defines an event of default with respect to the notes as one or more of the following events:

    (1) our failure to pay principal of or any premium on the notes when due,

    (2) our failure to pay any interest on the notes for 30 days when due,

    (3) our failure to perform any other covenant in the indenture continued for 90 days after being given the notice required in the indenture, and

    (4) our bankruptcy, insolvency or reorganization.

    If an event of default, other than an event of default described in clause (4) above, occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount including any accrued and unpaid interest on the notes to be due and payable immediately. If an event of default described in clause (4) above occurs, the principal amount of all the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above under "--Subordination of the Notes."

    After acceleration but before a judgment or decree of the money due in respect of the notes has been obtained, the holders of a majority in aggregate principal amount of the outstanding notes may rescind the acceleration and its consequences if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

    Other than the duty to act with the required care during an event of default, the trustee is not obligated to exercise any of its rights or powers at your request unless you offer the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

    You have the right to begin a proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture only if:

    (1) you give to the trustee written notice of a continuing event of default,
(2) holders of at least 25% in aggregate principal amount of notes then outstanding made a written request to the trustee to pursue the remedy, (3) you or other holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense, (4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and (5) during such 60-day period the holders of a majority in aggregate principal amount of the notes then outstanding do not give the trustee a direction inconsistent with the request. You may, however, sue to enforce the payment of principal, premium or interest on or after the due date or your right to convert without following the procedures listed in (1) through (4) above.

    We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

    We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes affected by the modification or amendment. However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note affected by the modification or amendment if such modification or amendment would:

    - change the stated maturity of the notes,

    - reduce the principal, premium, if any, or interest on the notes,

    - change the place of payment from New York, New York or the currency in which the notes are payable,

    - waive a default in payment of the principal of or interest on any note,

    - impair the right to sue for any payment after the stated maturity or redemption date,

    - modify the subordination provisions in a materially adverse manner to the holders,

    - adversely affect the right to convert the notes, or

    - change the provisions in the indenture that relate to modifying or amending the indenture.

NOTICES

    Notices to holders will be given by mail to the addresses of the holders in the security register.

REGARDING THE TRUSTEE

    The indenture limits the right of the trustee, should it become a creditor of Gilead, to obtain payment of claims or secure its claims. The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the notes, the trustee must eliminate the conflict or resign.

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REGISTRATION RIGHTS

    We have, at our expense, filed with the SEC a shelf registration statement, of which this prospectus is a part, covering resales by holders of the notes and the common stock issuable upon conversion of the notes. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to have the shelf registration statement declared effective as soon as practicable after it is filed and, in any event, within 180 days after the earliest date of original issuance of any of the notes, and to keep it effective until the earliest of (1) December 18, 2002, (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of, (3) the date on which all registrable securities (x) held by persons who are not affiliates of Gilead are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or (y) cease to be outstanding, and (4) a subsequent shelf registration statement has been declared effective under the Securities Act (this shortest time period referred to as the effectiveness period). If you sell registrable securities pursuant to the shelf registration statement you will generally be required to be named as a selling securityholder in the related prospectus and deliver a prospectus to purchasers. You will be subject to relevant civil liability provisions under the Securities Act in connection with these sales and be bound by the provisions of the registration rights agreement which are applicable to you (including certain indemnification obligations).

    If we fail to comply with the above provisions of the registration rights agreement, liquidated damages will become payable in respect of the registrable securities as follows:

    (1) if the shelf registration statement is not declared effective by the SEC on or prior to the 180th day after December 18, 2000, then, commencing on day after such date, liquidated damages shall accrue on the registrable securities at a rate of 0.50% per annum on the amount of registrable securities for the first 90 days immediately following, these liquidated damages increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; and

    (2) if the shelf registration statement has been declared effective and the shelf registration ceases to be effective at any time during the effectiveness period (other than for permitted suspension, as described below), then liquidated damages shall accrue on the registrable securities at a rate of 0.50% per annum on the amount of registrable securities for the first 90 days commencing on the day the shelf registration ceases to be effective, these liquidated damages increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

PROVIDED, HOWEVER, that liquidated damages on the registrable securities may not accrue under more than one of the foregoing clauses (1) or (2) at any one time and at no time shall the aggregate amount of liquidated damages accruing exceed in the aggregate 1.0% per annum of the amount of registrable securities; PROVIDED, FURTHER, HOWEVER, that (1) upon the effectiveness of the shelf registration (in the case of clause (1) above), or (2) upon the effectiveness of a shelf registration which had ceased to remain effective (in the case of (2) above), liquidated damages on the registrable securities as a result of such clause (or its relevant subclause), as the case may be, shall cease to accrue. It is understood and agreed that, notwithstanding any provision to the contrary,
(i) so long as any registrable security is then covered by an effective shelf registration statement, no liquidated damages shall accrue on this registrable security and (ii) no holder shall be entitled to liquidated damages unless this holder has complied with its obligations to furnish the information required regarding such holder.

    "AMOUNT OF REGISTRABLE SECURITIES" means (a) with respect to the notes, the aggregate principal amount of all such notes outstanding, (b) with respect to the shares of common stock into which the notes are convertible, the aggregate number of such shares of common stock outstanding multiplied by the conversion price (as defined in the indenture relating to the notes) or, if no notes are then outstanding, the last conversion price that was in effect under such indenture when any such notes were last outstanding, and (c) with respect to combinations thereof, the sum of (a) and (b) for the relevant registrable securities.

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
    We have the right to suspend the effectiveness of the shelf registration statement for up to 30 consecutive days in any 90 day period, and for up to a total of 60 days in any 365 day period, without being required to pay liquidated damages.

    We will pay any amounts of liquidated damages due pursuant to clause (1) or
(2) above in cash on the same dates as the original interest payment dates as the notes.

BOOK-ENTRY SYSTEM

    We initially issued the notes in the form of a global security issued in reliance on Rule 144A and a global security issued in reliance on Regulation S. Upon the initial issuance of a global security, DTC (also referred to as the depository) or its nominee credited the accounts of persons holding through it with the respective principal amounts of the notes represented by this global security. These accounts are designated by the initial purchasers with respect to notes placed for us by the initial purchasers. Ownership of beneficial interests in a global security is limited to persons that have accounts with the depository, or participants, or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global security is shown on, and the transfer of that ownership interest may be effected only through, records maintained by the depository for the global security. Ownership of beneficial interests in the global security by persons that hold through participants is shown on, and the transfer of that ownership interests through such participant may be effected only through, records maintained by such participant. This may impair the ability to transfer beneficial interests in a global security.

    We will make payment of principal, premium, if any, and interest on notes represented by any such global security to the depository or its nominee, as the case may be, as the sole holder of the notes represented thereby for all purposes under the indenture. None of Gilead, the trustee, any agent of Gilead, or the initial purchasers have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial ownership interests in global security representing any notes or for maintaining supervising or reviewing any of the depository's records relating to these beneficial ownership interests.

    DTC advised us that, upon receipt of any payment of principal, premium, if any, or interest on any global security, it will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC's records. Payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of the participants.

    A global security may not be transferred except as a whole by the depository for the global security to a nominee of that depository or by a nominee of the depository to the depository or another nominee of that depository or by such depository or any such nominee to a successor of the depository or a nominee of the successor. If the depository is at any time unwilling or unable to continue as depository and we or the depository do not appoint a successor depository within 90 days, we will issue notes in definitive form in exchange for the global security. In either instance, as an owner of a beneficial interest in the global security, you will be entitled to have notes equal in principal amount to this beneficial interest registered in your name and will be entitled to physical delivery of the notes in definitive form. Notes issued in definitive form will be issued in denominations of $1,000 and integral multiples of $1000 and will be issued in registered form only, without coupons. We will pay principal, premium, if any, and interest on the notes and the notes may be presented for registration of transfer or exchange, at the offices of the trustee.

    So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole holder of the notes represented by that global security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Beneficial interests in notes will be evidenced only by, and transfers of these interests will be effected only through, records maintained by the depository and its participants. The depository has nominated Cede & Co. as the nominee. Except as provided above, owners of beneficial interests in a global security are not entitled to have the notes represented by the global security registered in their name, are not entitled to receive physical delivery of certificated notes and are not considered the holders of the notes for any purposes under the indenture. Accordingly any person owning a beneficial interest in such a global security must rely on the procedures of the depository, and, if this person is not a participant, on the procedures the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in such a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interest to give or take this action and these participants would authorize beneficial owners owning through those participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The depository has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, eliminating the need for physical movement of securities certificates. The depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to the depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Beneficial interests in the global security issued in reliance on Rule 144A may be exchanged for beneficial interests in the global security issued in reliance on Regulation S and vice versa only in connection with a transfer of that interest. These transfers are subject to compliance with customary certification requirements which are set forth in the indenture.

    Any beneficial interest in one of the global securities that is exchanged for an interest in the other global security will cease to be an interest in such global security and will become an interest in the other global security. Accordingly, this interest will become subject to all transfer restrictions and other procedures applicable to beneficial interests in this other global security for as long as it remains such an interest.

    Any exchange of a beneficial interest in the global security issued in reliance on Rule 144A for a beneficial interest in the global security issued in reliance on Regulation S or vice versa will be effected by the depository by means of an instruction originated by the trustee through the depository's Deposit/ Withdraw at Custodian ("DWAC") system. Accordingly, in connection with any such exchange, appropriate adjustments will be made in the records of the registrar to reflect a decrease in the principal amount of such global security issued in reliance on Rule 144A and a corresponding increase in the principal amount of such global security issued in reliance on Regulation S or vice versa, as applicable.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following generally discusses the material U.S. federal income tax consequences to holders of the notes or our common stock into which the notes may be converted. This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your personal circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, applicable existing and proposed U.S. Treasury regulations, or judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to differing interpretation. This summary applies only to holders, as defined below, that hold the notes and our common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, for investment), and does not address tax consequences applicable to those U.S. holders that may be subject to special tax rules, such as:

    - financial institutions,

    - regulated investment companies,

    - tax-exempt organizations,

    - expatriates,

    - persons subject to the alternative minimum tax provisions of the Internal Revenue Code,

    - pension funds,

    - insurance companies,

    - dealers in securities or foreign currencies,

    - persons that will hold notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction for tax purposes,

    - persons deemed to sell notes or common stock under the constructive sale provisions of the Internal Revenue Code,

    - persons who hold notes through a partnership or other pass through entity, or

    - persons that have a primary form of currency other than the U.S. dollar (except as disclosed below under "Non-U.S. Holders").

    We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME, GIFT AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

    For purposes of this discussion, the term U.S. holder means a holder of a note or common stock that is for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S., (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all of its substantial decisions, or (b) it was in existence on August 20, 1996, and has elected to continue to be treated as a U.S. trust. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is generally attributed to its owners. A non-U.S. holder means a holder of a note or common stock that is not a U.S. holder.

U.S. HOLDERS

    The following is a summary of the principal U.S. federal income tax consequences resulting from the ownership and disposition of the notes and common stock by U.S. holders.

PAYMENT OF INTEREST

STATED INTEREST

    Any interest we pay on a note generally will be includable in the income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with each U.S. holder's method of accounting for U.S. federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    Except as set forth below under "Conversion of the Notes" and "Market Discount," upon the sale, exchange or redemption of a note, a U.S. holder generally will realize and recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the U.S. holder's adjusted tax basis in that note. For these purposes, the amount realized on the sale, exchange or redemption of a note does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. A U.S. holder's adjusted tax basis in a note generally will be the U.S. dollar value of the purchase price of that note on the date of purchase increased by any market discount previously included in income by the holder and reduced by any amortized premium. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the note was held for more than one year. In general, the maximum federal tax rate for noncorporate taxpayers on long-term capital gain is 20% with respect to capital assets (including the notes and common stock). Capital gain on assets having a holding period of one year or less at the time of their disposition is taxed as short-term capital gain at a maximum federal rate of 39.6% in the hands of noncorporate taxpayers. For individual taxpayers, the deductibility of capital losses is subject to limitations. For corporate taxpayers, both capital gains and ordinary income are subject to a maximum regular federal tax rate of 35%.

CONSTRUCTIVE DIVIDENDS ON NOTES

    The conversion price of the notes may adjust under certain circumstances.
Section 305 of the Internal Revenue Code treats as a distribution taxable as a dividend (to the extent of our current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock or convertible securities. Under applicable Treasury regulations, an adjustment of conversion price may, under certain circumstances, be treated as a constructive dividend to the extent it increases the proportional interest of a U.S. holder of a note in our fully diluted common stock, whether or not the holder ever converts the note into our common stock. Generally, a holder's tax basis in a note will be increased by the amount of any constructive dividend. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to U.S. holders of common stock.

CONVERSION OF THE NOTES

    A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock, or a repurchase for common stock of a note pursuant to the exercise of the repurchase right, except with respect to cash received in lieu of a fractional share of common stock, except to the extent that the common stock issued upon conversion is treated as attributable to accrued interest on the note (which will be treated as interest for federal income tax purposes) and except with respect to market discount, as described below under "Market Discount." A U.S. holder's tax basis in the common stock received on conversion or repurchase of a note will be the same as that U.S. holder's adjusted tax basis in the note at the time of conversion or repurchase reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion or repurchase will generally include the holding period of the note converted or repurchased. However, a holder's tax basis in shares of common stock attributable to accrued interest generally will equal the amount of accrued interest included in income and the holding period will begin on the day following the date of conversion or repurchase.

    You should treat cash received in lieu of a fractional share of common stock upon conversion or repurchase as a payment in exchange for that fractional share of common stock. The receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash you received for the fractional share and your adjusted tax basis in the fractional share). The fair market value of the shares of common stock received which is attributable to accrued interest will be taxable as ordinary income.

DIVIDENDS ON COMMON STOCK

    If we make distributions on our common stock, those distributions will generally be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits as of the year of distribution, then as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in the common stock and thereafter as gain from the sale of exchange of that stock.

    In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate U.S. holder that owns 20% or more of the voting power and value of our stock (other than any nonvoting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction.

SALE OF COMMON STOCK

    Upon the sale or exchange of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. holder's adjusted tax basis in the common stock. That capital gain or loss will be long-term if the U.S. holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year. In the case of certain noncorporate taxpayers, including individuals, long-term capital gains are taxed at a maximum federal rate of 20% and short-term capital gains are taxed at a maximum federal rate of 39.6%. A U.S. holder's basis and holding period in our common stock received upon conversion of a note are determined as discussed above under "Description of Notes--Conversion of the Notes." Corporate taxpayers are subject to a maximum regular federal tax rate of 35% on all capital gains and ordinary income.

MARKET DISCOUNT

    The resale of notes may be affected by the impact on a purchaser of the market discount provisions of the Internal Revenue Code. For this purpose, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition (other than at original issue) exceeds the U.S. holder's adjusted tax basis in the note. Subject to a limited exception, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently.

    This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the

U.S. holder, under a constant yield method. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

AMORTIZABLE PREMIUM

    A U.S. holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

DEDUCTIBILITY OF INTEREST

    Generally, under Section 279 of the Internal Revenue Code, an interest deduction in excess of $5.0 million is not permitted with respect to certain corporate acquisition indebtedness. Corporate acquisition indebtedness includes any indebtedness that is:

    - issued to provide consideration for the direct or indirect acquisition of stock or assets of another corporation;

    - subordinated;

    - convertible directly or indirectly into the stock of the issuing corporation; and

    - issued by a corporation that has a debt to equity ratio that exceeds 2 to 1.

    Our ability to deduct all of the interest payable on the notes will depend on the application of the foregoing tests to us. The availability of an interest deduction with respect to the notes was not determinative in our issuance of the notes pursuant to this offering.

    Under Section 163(l) of the Internal Revenue Code, no deduction is permitted for interest paid or accrued on any indebtedness of a corporation that is payable in equity of the issuer or a related party. Debt is treated as debt payable in equity of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the equity. These arrangements could include debt instruments that are convertible at the holder's option if it is substantially certain that the option will be exercised. The legislative history indicates that it is not expected the provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. Accordingly, we do not believe that our interest deduction with respect to interest payments on the notes will be adversely affected by these rules.

NON-U.S. HOLDERS

    The following discussion is a summary of the principal U.S. federal income and estate tax consequences resulting from the ownership of the notes or our common stock by non-U.S. holders.

PAYMENT OF INTEREST

    Generally, interest income of a non-U.S. holder that is not effectively connected with a U.S. trade or business will be subject to a withholding tax at a 30% rate (or lower rate specified by an applicable income tax treaty). However, interest income earned on the notes by a non-U.S. holder may qualify for an exemption, referred to as the portfolio interest exemption, and as a result should not be subject to U.S. federal income tax or withholding (subject to the discussion below of backup withholdings). Interest we pay on the notes to a non-U.S. holder generally should qualify for the portfolio interest exemption if:

(1) the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

(2) the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

(3) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership (for this purpose, the holder of notes would be deemed to own constructively the common stock into which it could be converted);

(4) the non-U.S. holder, under penalty or perjury, certifies to us or our agent that it is not a U.S. person and provides its name and address (or otherwise satisfies the applicable identification requirements); and

(5) the non-U.S. holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

    If a non-U.S. holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business.

    Recently revised Treasury regulations, which generally are effective for payments made after December 31, 2000, have modified the certification and identification requirements. These regulations now require foreign partnerships and certain foreign trusts to provide additional documentation which (i) certifies that the individual partners, beneficiaries, or owners of the partnership or trust are not U.S. holders, and (ii) provides partners', beneficiaries' or owners' names and addresses.

    A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a U.S. trade or business of the holder or a lower treaty rate applies and, in either case, the non-U.S. holder provides us with proper certification as to the holder's exemption from withholding. If the interest is effectively connected to the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax, which is generally imposed at a 30% rate). Non-U.S. holders should consult applicable income tax treaties, which may provide different rules. Even though effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is subject to withholding tax if the holder delivers a properly executed IRS Form W-8ECI to us or to our agent.

CONVERSION OF THE NOTES

    A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of our common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock.

CONSTRUCTIVE DIVIDENDS ON NOTES

    The conversion price of the notes adjusts in certain circumstances. An adjustment could potentially give rise to a deemed distribution to non-U.S. holders of the notes. See "--U.S. Holders--Constructive Dividends on Notes" above. In that case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "--Dividends" below.

DIVIDENDS

    Subject to the discussion below of backup withholding, dividends, if any, paid on our common stock to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for non-U.S. holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "--U.S. Holders--Constructive Dividends on Notes" above. Under recently revised Treasury regulations effective for payments after December 31, 2000, holders will be required to satisfy certain certification requirements to claim treaty benefits.

    Except to the extent otherwise provided under an applicable tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder (and, if required by a tax treaty, is attributable to a permanent establishment maintained in the U.S.)

    If that non-U.S. holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on that effectively connected income at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

GAIN ON DISPOSITION OF THE NOTES AND COMMON STOCK

    A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange or redemption of a note, or the sale or exchange of common stock, unless:

    (i) in the case of an individual non-U.S. holder, that holder is present in the U.S. for 183 days or more in the year of the sale, exchange or redemption and certain other requirements are met;

    (ii) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or

   (iii) the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

    However, if we were to become a U.S. real property holding corporation, or USRPHC, a non-U.S. holder could be subject to federal income tax withholding with respect to gain realized on the disposition of notes or shares of common stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against that non-U.S. holder's U.S. federal income tax liability and could entitle that non-U.S. holder to a refund upon furnishing required information to the IRS. We do not believe that we are a USRPHC or will become a USRPHC in the future.

U.S. FEDERAL ESTATE TAX

    A note held by an individual who at the time of death is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to that note would not have been effectively connected with the conduct by that individual of a trade or business in the U.S..

Common stock held by an individual who at the time of death is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, will be included in that individual's estate for U.S. federal estate tax purposes, and the applicable rate of tax may be reduced or eliminated if an estate tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

U.S. HOLDERS

    A U.S. holder of notes or common stock may be subject to backup withholding at a rate of 31% with respect to certain reportable payments, including interest payments, dividend payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the U.S. holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect taxpayer identification number, (iii) fails to report properly interest or dividends or
(iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the U.S. holder is not subject to backup withholding. A U.S. holder who does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain U.S. holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established. We will report to U.S. holders of notes and common stock and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to those payments.

NON-U.S. HOLDERS

    We must report annually to the IRS and to each non-U.S. holder the amount of any interest or dividends paid to that non-U.S. holder, and tax withheld, if any, with respect to those payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is incorporated.

    U.S.- backup withholding and information reporting will not apply to payments of interest or principal on the notes by us or our agent to a non-U.S. holder if the non-U.S. holder satisfies the certification or identification requirements described in "Non-U.S. Holders--Payment of Interest," above, unless the payor knows or has reason to know that the holder is not entitled to an exemption from information reporting or backup withholding tax. The payment of the proceeds on the disposition of notes or share of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. holder of notes or shares of common stock effected outside the U.S. to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if the broker is a U.S. person or has certain connections to the U.S., information reporting requirements, but not backup withholding, will apply unless the broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption.

                            SELLING SECURITYHOLDERS

    We originally issued and sold the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act, and the initial purchasers immediately resold the notes to persons they reasonably believed to be qualified institutional buyers. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

    The following table sets forth information with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act.


                                   PRINCIPAL                                    PRINCIPAL
                                   AMOUNT OF                                    AMOUNT OF
                                     NOTES                                     NOTES OWNED   COMMON STOCK
                                  BENEFICIALLY   COMMON STOCK                     AFTER      OWNED AFTER
                                   OWNED AND     BENEFICIALLY   COMMON STOCK   COMPLETION     COMPLETION
NAME                               OFFERED(1)      OWNED(2)       OFFERED      OF OFFERING   OF OFFERING
----                              ------------   ------------   ------------   -----------   ------------
1976 Distribution Trust FBO A.R.
  Lander / Zinterhofer..........       14,000          284            284           0             0
1976 Distribution Trust FBO Jane
  A. Lander.....................       14,000          284            284           0             0
AAM/Zazove Institutional Income
  Fund, L.P.(BS)................      500,000       10,178         10,178           0             0
AFTRA Health Fund...............       75,000        1,526          1,526           0             0
Alexandra Global Investment Fund
  1, Ltd........................    2,500,000       50,890         50,890           0             0
American Motorist Insurance
  Company.......................      489,000        9,954          9,954           0             0
Arapahoe County Colorado........       48,000          977            977           0             0
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  Ltd...........................    7,000,000      142,493        142,493           0             0
Argent Convertible Arbitrage
  Fund Ltd......................    4,000,000       81,424         81,424           0             0
BP Amoco PLC, Master Trust......    1,072,000       21,821         21,821           0             0
British Virgin Islands Social
  Security Board................       36,000          732            732           0             0
Brown & Williamson Tobacco
  Retirement Trust..............       25,000          508            508           0             0
Century National Insurance
  Company.......................      500,000       10,178         10,178           0             0
City of New Orleans.............      201,000        4,091          4,091           0             0
Deutsche Banc Alex Brown Inc....   29,625,000      603,053        603,053           0             0
Employee Benefit Convertible
  Securities Fund
  (Custodian DTC #955 Bank of
  America Personal Trust).......      225,000        4,580          4,580           0             0

                                   PRINCIPAL                                    PRINCIPAL
                                   AMOUNT OF                                    AMOUNT OF
                                     NOTES                                     NOTES OWNED   COMMON STOCK
                                  BENEFICIALLY   COMMON STOCK                     AFTER      OWNED AFTER
                                   OWNED AND     BENEFICIALLY   COMMON STOCK   COMPLETION     COMPLETION
NAME                               OFFERED(1)      OWNED(2)       OFFERED      OF OFFERING   OF OFFERING
----                              ------------   ------------   ------------   -----------   ------------
First Convertible Securities
  Fund..........................    3,000,000       61,068         61,068           0             0
First Union Securities Inc......    2,000,000       40,712         40,712           0             0
Forest Alternative Strategies
  Fund II L.P. ASM..............      275,000        5,597          5,597           0             0
Forest Global Convertible Fund
  A-5...........................   17,455,000      355,318        355,318           0             0
HighBridge International LLC....   10,000,000      203,562        203,562           0             0
Hotel Union & Hotel Industry of
  Hawaii........................      373,000        7,592          7,592           0             0
ITG, Inc........................      100,000        2,035          2,035           0             0
Jefferies & Company Inc.........        8,000          162            162           0             0
JMG Capital Partners, LP........    3,500,000       71,246         71,246           0             0
JMG Triton Offshore Fund Ltd....    3,500,000       71,246         71,246           0             0
J.P. Morgan Securities, Inc.....    4,097,000       83,399         83,399           0             0
Lehman Brothers Inc.............   20,000,000      407,124        407,124           0             0
Lipper Convertibles L.P.........    1,000,000       20,356         20,356           0             0
LLT Limited.....................      800,000       16,284         16,284           0             0
Local Initiatives Support
  Corporation...................       46,000          936            936           0             0
Mainstay Convertible Fund.......    1,400,000       28,498         28,498           0             0
Mainstay VP Convertible
  Portfolio.....................      350,000        7,124          7,124           0             0
McMahan Securities Co. L.P......      500,000       10,178         10,178           0             0
Merrill Lynch Insurance Group...      246,000        5,007          5,007           0             0
Nabisco Holdings................       29,000          590            590           0             0
National Union Fire Insurance
  Company of Pittsburgh.........    1,500,000       30,534         30,534           0             0
Nations Convertible Securities
  Fund
  (Custodian DTC #901 Bank of
  New York).....................    6,200,000      126,208        126,208           0             0
New Orleans Firefighters Pension
  / Relief Fund.................      106,000        2,157          2,157           0             0
New York Life Insurance and
  Annuity Corporation...........    1,000,000       20,356         20,356           0             0
New York Life Insurance
  Company.......................    9,000,000      183,206        183,206           0             0
New York Life Separate Account
  #7............................      150,000        3,053          3,053           0             0
Occidental Petroleum
  Corporation...................      194,000        3,949          3,949           0             0
Oppenheimer Convertible
  Securities Fund...............    5,000,000      101,781        101,781           0             0
Pacific Life Insurance
  Company.......................    1,000,000       20,356         20,356           0             0
Parker-Hannifin Corporation.....       37,000          753            753           0             0
Pro-Mutual......................      685,000       13,944         13,944           0             0
Putnam Asset Allocation Funds-
  Balanced Portfolio............      150,000        3,053          3,053           0             0
Putnam Asset Allocation Funds-
  Conservative Portfolio........       89,000        1,811          1,811           0             0

                                   PRINCIPAL                                    PRINCIPAL
                                   AMOUNT OF                                    AMOUNT OF
                                     NOTES                                     NOTES OWNED   COMMON STOCK
                                  BENEFICIALLY   COMMON STOCK                     AFTER      OWNED AFTER
                                   OWNED AND     BENEFICIALLY   COMMON STOCK   COMPLETION     COMPLETION
NAME                               OFFERED(1)      OWNED(2)       OFFERED      OF OFFERING   OF OFFERING
----                              ------------   ------------   ------------   -----------   ------------
Putnam Convertible Income-Growth
  Trust.........................    2,000,000       40,712         40,712           0             0
Putnam Convertible Opportunities
  and Income Trust..............       49,000          997            997           0             0
Putnam High Income Convertible
  and Bond Fund.................      300,000        6,106          6,106           0             0
Raytheon Master Pension Trust...      529,000       10,768         10,768           0             0
RBC Capital Services, Inc. c/o
  Forest Investment Mngt.,
  L.L.C.........................      370,000        7,531          7,531           0             0
RJR Reynolds....................       92,000        1,872          1,872           0             0
Robertson Stephens..............   10,000,000      203,562        203,562           0             0
R(2) Investments, LDC...........   25,000,000      508,905        508,905           0             0
San Diego County Employees
  Retirement Association........    2,500,000       50,890         50,890           0             0
SG Cowen Securities
  Corporation...................    4,000,000       81,424         81,424           0             0
Shell Pension Trust.............      428,000        8,712          8,712           0             0
Smithfield Trust Company........       10,000          203            203           0             0
State of Maryland Retirement
  System........................    2,509,000       51,073         51,073           0             0
Teachers Insurance and Annuity
  Association...................    3,500,000       71,246         71,246           0             0
The City University of New
  York..........................      119,000        2,422          2,422           0             0
The Grable Foundation...........       91,000        1,852          1,852           0             0
The Grady Hospital Foundation...      103,000        2,096          2,096           0             0
University of Rochester.........       19,000          386            386           0             0
Viacom Inc. Pension Plan Master
  Trust.........................       47,000          956            956           0             0
Zurich Master Hedge Fund c/o
  Forest Investment Mngt.,
  L.L.C.........................      350,000        7,124          7,124           0             0


------------------------

(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2) Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.


    With the exception of J.P. Morgan Securities, Inc. and Lehman Brothers Inc., none of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. J.P. Morgan Securities, Inc. and Lehman Brothers Inc. were initial purchasers of the notes. The selling holders purchased the notes in private transactions on or after December 13, 2000.


    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

    The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

    The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

    -- on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

    --  in the over-the-counter market;

    -- in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

    -- through the writing of options, whether the options are listed on an options exchange or otherwise; or

    --  through the settlement of short sales.

    In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

    The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

    Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

    In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M.

    In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

    To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

    We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the notes and the common stock.

                                 LEGAL MATTERS


    Cooley Godward LLP, Palo Alto, California, will pass upon legal matters for us regarding the validity of the notes and the shares of common stock issuable upon conversion of the notes. Cahill Gordon & Reindel, New York, New York, will pass upon legal matters for us regarding the validity of the notes. Cooley Godward LLP may rely upon Cahill Gordon & Reindel with respect to matters of New York law. As of the date of this prospectus, certain Cooley Godward LLP attorneys own in the aggregate approximately 2,300 shares of our common stock.


                              INDEPENDENT AUDITORS

    The audited consolidated financial statements and schedule as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in our annual report on Form 10-K for the year ended December 31, 1999 and incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein. Their report is based in part on the report of PricewaterhouseCoopers LLP, independent accountants.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

SEC Registration Fee........................................  $ 62,500
Nasdaq National Market Filing Fee...........................    17,500
Accounting Fees.............................................    25,000
Legal Fees and Expenses.....................................    75,000
Printing and Engraving......................................    10,000
Miscellaneous...............................................     5,000
                                                              --------
Total.......................................................  $195,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Restated Certificate of Incorporation provides that directors of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The registrant's Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.

    The Registrant has entered into indemnification agreements with substantially all of its officers and directors which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


     4.1*   Indenture dated as of December 18, 2000 between the
              Registrant and Chase Manhattan Bank and Trust Company,
              National Association, including therein the forms of the
              notes.
     4.2*   Registration Rights Agreement dated as of December 18, 2000 between the Registrant and J.P. Morgan Securities Inc.,
              Chase Securities Inc., Lehman Brothers Inc. and Morgan
              Stanley & Co. Incorporated.
     5.1*   Opinion of Cooley Godward LLP.
     5.2*   Opinion of Cahill Gordon & Reindel.
    12.1*   Computation of Ratio of Earnings to Fixed Charges.
    23.1*   Consent of Cooley Godward LLP (included in Exhibit 5.1).
    23.2*   Consent of Cahill Gordon & Reindel (included in
              Exhibit 5.2).
    23.3    Consent of Ernst & Young LLP, Independent Auditors.
    23.4    Consent of PricewaterhouseCoopers LLP, Independent
              Accountants.
    24.1*   Power of Attorney.
    25.1*   Form T-1. Statement of Eligibility under the Trust Indenture
              Act of Chase Manhattan Bank and Trust Company, National
              Association.


*   Previously filed.

    (b) Financial Statement Schedules

    Consolidated Schedules are omitted because they are not applicable, or because the information is included in the Schedule, Financial Statements or the Notes thereto, which are incorporated by reference from the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foster City, State of California, on February 6, 2001.



                                                       GILEAD SCIENCES, INC.

                                                       By:          /s/ SHARON SURREY-BARBARI
                                                            -----------------------------------------
                                                                      Sharon Surrey-Barbari
                                                                     CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURES                                   TITLE                         DATE
                ----------                                   -----                         ----
                    *                       President, Chief Executive Officer and
    ---------------------------------         Director (Principal Executive          February 6, 2001
              John C. Martin                  Officer)

        /s/ SHARON SURREY-BARBARI
    ---------------------------------       Chief Financial Officer (Principal       February 6, 2001
          Sharon Surrey-Barbari               Financial and Accounting Officer)

                    *
    ---------------------------------       Director                                 February 6, 2001
                Paul Berg

                    *
    ---------------------------------       Director                                 February 6, 2001
           Etienne F. Davignon

                    *
    ---------------------------------       Chairman of the Board                    February 6, 2001
              James M. Denny

                    *
    ---------------------------------       Director                                 February 6, 2001
             Gordon E. Moore

                    *
    ---------------------------------       Director                                 February 6, 2001
             George P. Shultz



*By:              /s/ SHARON SURREY-BARBARI
            --------------------------------------
                    Sharon Surrey-Barbari
                      (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX


     4.1*   Indenture dated as of December 18, 2000 between the
              Registrant and Chase Manhattan Bank and Trust Company,
              National Association, including therein the forms of the
              notes.

     4.2*   Registration Rights Agreement dated as of December 18, 2000 between the Registrant and J.P. Morgan Securities Inc.,
              Chase Securities Inc., Lehman Brothers Inc. and Morgan
              Stanley & Co. Incorporated.

     5.1*   Opinion of Cooley Godward LLP.

     5.2*   Opinion of Cahill Gordon & Reindel.

    12.1*   Computation of Ratio of Earnings to Fixed Charges.

    23.1*   Consent of Cooley Godward LLP (included in Exhibit 5.1).

    23.2*   Consent of Cahill Gordon & Reindel (included in Exhibit
              5.2).

    23.3    Consent of Ernst & Young LLP, Independent Auditors.

    23.4    Consent of PricewaterhouseCoopers LLP, Independent
              Accountants.

    24.1*   Power of Attorney.

    25.1*   Form T-1. Statement of Eligibility under the Trust Indenture
              Act of Chase Manhattan Bank and Trust Company, National
              Association.



*   Previously filed.